Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER PARTNERS NAMES

BRIAN J. JENNINGS CHIEF FINANCIAL OFFICER

DALLAS – March 6, 2007 - Energy Transfer Partners, L.P. (NYSE: ETP) today announced Brian James Jennings as the new Chief Financial Officer.

Most recently Jennings had served as Chief Financial Officer and Senior Vice President of Corporate Finance & Development for Devon Energy Corporation, one of the nation’s largest independent oil and gas producers. Prior to joining Devon in 2000, Jennings was Managing Director in the Energy Investment Banking Group of PaineWebber Inc.

“We are very pleased to have Brian join Energy Transfer,” said Ray C. Davis, Co-CEO of Energy Transfer Partners. “Brian has a great deal of energy expertise and will be a great addition to our management team.”

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of midstream energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,000 miles of intrastate pipeline in service, with an additional 600 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

The information contained in this press release is available on our website at www.energytransfer.com.

Contacts:
Investor Relations: Renee Lorenz Energy Transfer 214-981-0700	Media Relations: Vicki Granado Gittins & Granado 214-361-0400